Exhibit T3B-11

AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF CARMEL MOUNTAIN RANCH

This AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF CARMEL MOUNTAIN RANCH is made and entered into as of the 30th day of September, 1983, by and between CARMEL MOUNTAIN PROPERTIES, a California corporation (“Properties”); HOME CAPITAL CORPORATION, a California corporation (“HCC”); and HUMBOLDT FINANCIAL SERVICES CORP., a California corporation {“Humboldt”).

PACIFIC REAL ESTATE PROJECTS, INC., a California corporation; Home Capital Corporation, and Humboldt Financial Services Corp. have been engaged in business as a partnership under the name Rancho Carmel pursuant to the Amended and Restated Partnership Agreement of Rancho Carmel dated March 21, 1983. They now desire to admit Carmel Mountain Properties, a California corporation, to the partnership as a substituted partner and as Substituted Managing Partner in place of Pacific Real Estate Projects, Inc. Further, Carmel Mountain Properties, Home Capital Corporation and Humboldt Financial Services Corp. desire to change the name of the Partnership to CARMEL MOUNTAIN RANCH and to amend, clarify and restate the terms and conditions of the Partnership Agreement.

The parties to this Agreement agree to be partners of this general partnership as follows:

ARTICLE I FORMATION OF PARTNERSHIP

1.1 Formation of Partnership. By this Agreement the parties hereto agree to reconstitute a partnership (the “Partnership”), which was initially established in the Original Agreement, as general partners for the purposes set forth in Section 1.4.

1.2 Partnership Name. The name of the Partnership shall be CARMEL MOUNTAIN RANCH.

1.3 Principal Place of Business. The principal place

of business of the Partnership, 9968 Hibert Street, Suite 100, San Diego, California, 92131. In addition to principal place of business, the Managing Partner may also establish other places of business as it deems appropriate for the conduct of the Partnership’s business affairs.

1.4 Business Purpose. The express, limited and only purposes of the Partnership are as follows:

(a) To own that certain real property consisting of approximately one thousand three hundred fifty (1,350) acres, located in the City of San Diego, County of San Diego, State of California, and more particularly described on Exhibit “A” attached hereto and incorporated by reference (the “Property”) and to acquire and own, if so agreed by the Partners, other real property encircled by the Property, consisting of approximately one hundred (100) acres now owned by Amfac Property Corp. (the “Amfac Parcel”). If any additional real property is so acquired, it shall be deemed to be part of the Property.

(b) To develop all or part of the Property with residential, commercial, and/or industrial improvements and support activities and amenities as the Partners shall determine in accordance with this Agreement. The Property and the improvements to be constructed on the Property in accordance with this Agreement are hereinafter referred to collectively as the “Project.”

(c) To operate, use, lease and maintain all or a part of the Project and/or hold for long term investment all or part of the Project in such a manner as the Partners may, in accordance with the terms and conditions of this Agreement, from time to time deem to be advisable for the purpose of the Partnership.

(d) To sell, lease sublease and otherwise realize economic benefit from the Project, in accordance with the terms of this Agreement.

(e) To borrow funds reasonably required to carry out the objectives and purposes of the Partnership and to use the Project or portions thereof as security for all or some of such borrowings, in accordance with the terms of this Agreement.

(f) In general, to do and perform everything which may be reasonably necessary, advisable, suitable or proper for the conduct of the Partnership and for carrying out the purposes and objectives hereinabove enumerated.

The Partnership shall not engage in any other business or activity other than as herein set forth, except as the Partners hereafter expressly shall agree in writing and no Partner shall have any authority to hold itself out as a Partner of the Partnership with respect to any other business or activity.

1.5 Powers. In furtherance of such business purposes, the Partnership shall have all the powers conferred by the laws of California upon partnerships formed under the laws pursuant to and under which this Partnership is formed, as such laws are now in effect or at any time hereafter are put into effect.

1.6 Term. The term of the Partnership shall commence

on the date hereof and, unless extended by agreement of all of the Partners or terminated earlier pursuant to this Agreement, shall continue for thirty (30) years from the date hereof.

1.7 Interests In Partnership. Subject to adjustments by reason of the sale or acquisition of all or a portion of a Partner’s interest in the Partnership in accordance with the provisions of this Agreement, the Partners shall have the following proportionate interests in the Partnership (hereafter the “Partnership Interests”):

Properties 1/2

HCC 1/16

Humboldt 7/16

ARTICLE II PARTNERSHIP STATEMENTS

2.1 Filing of Fictitious Business Name Statement.

The Managing Partner shall execute such fictitious business name statement or statements and cause the same to be filed, recorded and/or published, as may be required from time to time (if at all) by applicable law, in the counties or other locations deemed appropriate by the Managing Partner.

2.2 Statement of Partnership. The Partners shall cause to be filed and recorded a statement of partnership, and any amendments thereto which statement shall set forth the matters required by Section 15010.5 of the California Corporations Code, or any successor thereto, and shall also file and/or record any other instrument(s) as may be required to be filed and/or recorded by this Partnership in accordance with applicable law.

ARTICLE III DEFINITIONS

The following definitions shall be applicable to the terms set forth below as used in this Agreement:

3.1 “Affiliate”—(a) Any corporation in which a Partner holds at least fifty percent (50%) of the voting stock; (b) if the Partner is a corporation, any other corporation the shareholders of which are identical to the shareholders of such

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Partner; and (c) Dunn Properties Corporation, a California corporation and Fredricks Development Corporation, a California corporation.

3.2 “Agreement”—This Partnership Agreement as the same may be amended from time to time.

3.3 “Approved Plan”—The plan for developing the Property as described in Section 6.7.

3.4 “Budget”—The budget for the Partnership as described in Section 6.6.

3.5 “Capital Contribution”—The amount of money and/or the agreed fair market value of any property (net of any liabilities assumed by the Partnership or to which the property is subject) contributed to the capital of the Partnership by any Partner.

3.6 “Default”—Any material breach by any Partner of any terms or conditions of this Agreement.

3.7 “Distributable Cash”—All cash funds of the Partnership, less (a) current charges and expenses; (b) accrued charges and expenses; (c) principal payments on any indebtedness of the Partnership; and (d) reserves for working capital, contingencies, capital improvements and replacements, and as required by commercial lending institutions. In this connection, the Managing Partner may establish reasonable reserves for working capital, contingencies, capital improvements and replacements in accordance with the Budget.

3.8 “Managing Partner”—Properties or any Substitute Partner acquiring Properties’ interest pursuant to Section 7.4 or any successor Managing Partner selected by the Partners.

3.9 “Partners”—Collectively, Properties, HCC and Humboldt, reference to a Partner shall mean any one of the Partners.

3.10 “Partnership”—The Partnership organized and continuing under this Agreement, notwithstanding changes in its membership.

3.11 “Partnership Interest”—The interest held by each Partner in the Partnership as set forth in Section 1.7.

3.12 “Project”—The Property and all improvements constructed thereon.

3.13 “Property”—The real property described on Exhibit A, and all other real property acquired by the Partnership, including without limitation the Amfac Parcel.

ARTICLE IV CAPITAL CONTRIBUTIONS

4.1 Initial Capital Contributions. For tax and economic purposes, and not for financial accounting purposes, the partners shall be deemed to have contributed to the Partnership as their initial Capital Contributions their respective interests (the same percentage interests as their Partnership interests) in the Project. The Partners agree the fair market value of the Project, as of March 21, 1983, net of liabilities, is $58,000,000. Accordingly, the fair market value of each Partner’s deemed initial Capital Contribution as of March 21, 1983 is agreed to be as follows:

Properties $29,000,000 HCC $ 3,625,000

Humboldt $25,375,000

Total $58,000,000

4.2 Additional Capital Contributions. It is the intent

of the Partnership that additional funding requirements of Partnership in excess of the Partner’s current capital account will be obtained from lenders upon terms and conditions approved by the Management Committee or in accordance with the Budget, provided, however, if such funds cannot be obtained, the Partners shall make additional capital contributions (“Additional Capital Contributions”) to the Partnership as required by the Budget and approved by the Management Committee. The Partners shall make such Additional Capital Contributions within ten (10) days following notice from the Managing Partner calling for Additional Capital Contributions, or by such later date as may be specified in the notice from the Managing Partner. The Partners shall make such Additional Capital Contributions in proportion to their respective Partnership Interests.

4.3 Failure to Make Additional Capital Contributions.

If any Partner fails to make an Additional Capital Contribution within the time required by this Agreement, such failure shall be deemed to be a default hereunder. In such event, the non-defaulting Partner(s) shall have the right, but not the obligation, to make an Additional Capital Contribution on behalf of the defaulting Partner. Any such contribution by a non-defaulting Partner on behalf of a defaulting Partner shall be deemed to be a loan by the contributing Partner to the defaulting Partner and shall accrue interest from the date of contribution at a rate of interest equal to the lowest of the maximum legal rates chargeable by any Partner (but not to exceed 18% per annum). Such loan plus interest thereon shall be paid to the contributing Partner from the first distribution of Distributable Cash next payable and all distributions thereafter to the defaulting Partner or from the first proceeds payable to the defaulting Partner upon liquidation of the Partnership as set forth in Section 9.2(b). Such loan by the non-defaulting Partner shall in no way be deemed to cure the default of the defaulting Partner, and repayment of all or a portion of such loan may be demanded at any time by the Partner making such loan.

4.4 Withdrawals. The Capital Contributions of the Partners shall not be subject to withdrawal unless such withdrawal is approved by all Partners.

4.5 Interest on Capital Contributions. Except as otherwise provided in Section 4.3, no Partner shall be entitled to interest on his Capital Contributions to the Partnership unless otherwise expressly agreed in writing by all the Partners.

4.6 Loans to the Partnership. A Partner may lend money to the Partnership only upon such terms and conditions as may be determined and approved by the unanimous agreement of the Partners. Any such approved loan shall neither increase the interest of the lending Partner in the capital of the Partnership, nor shall it entitle him to any increased share in the Partnership’s Distributable Cash or profits. Any Partner may loan funds to the Partnership on a short-term emergency basis pursuant to terms set forth for such loans in the Budget.

ARTICLE V

ALLOCATIONS FOR FEDERAL INCOME TAX PURPOSES AND DISTRIBUTION OF ASSETS

5.1 Determination of Profits, Gains, Losses, Deductions, and Credits. For federal income tax purposes, the profits, gains, losses, deductions and credits of the Partnership shall be determined for each fiscal year in accordance with the accounting method followed by the Partnership for federal income tax purposes. For financial accounting purposes, such determination shall be made pursuant to Section 8.1.

5.2 Allocation of Profits, Gains, Losses, Deductions and Credits.

(a)(i) As of March 21, 1983 the initial Capital Contribution of Properties had a tax basis equal to its agreed fair market value of $29,000,000. However, the initial Capital Contributions of HCC and Humboldt -which had an aggregate agreed fair market value of $29,000,000 -had an aggregate tax basis of only $18,914,714, consisting of a basis of $821,125 for HCC and $18,093,589 for Humboldt. Thus, the initial Capital Contributions of HCC and Humboldt had an aggregate “built-in” taxable gain of $10,085,286, allocated $2,803,875 for Home and $7,281,411 for Humboldt (fair market value minus tax basis).

(ii) In order to equalize the value of the initial Capital Contributions to the Partnership, the amount of “built-in” taxable gain of $10,085,286 as specified above shall be allocated on a pro-rata per acre basis over the net acreage contained in the Property described in Exhibit A. Upon the sale, exchange or other disposition of any portion of such Property, the amount so allocated to such portion of the Property shall be allocated, solely for income tax purposes, and pursuant to Section 704(c)(2) of the Internal Revenue Code, Section 17857(b) of the California Revenue & Taxation Code, and any regulations issued under the authority of such Sections, 100% to HCC and and Humboldt. All amounts allocated to HCC and Humboldt under this paragraph (ii) shall be divided 27.802% to HCC and 72.198% to Humboldt. Net acreage for purposes of this Section shall be deemed to include all portions of said Property not dedicated for public use, transferred to an owner’s association, planned for open space or golf course usage, or conveyed by the Partnership for no or nominal consideration. At least once annually, if necessary, a new determination of net acreage in said Property which is still owned by the Partnership shall be made and such built-in taxable gain not already allocated for income tax purposes to HCC and Humboldt shall be reallocated over such acreage. Any transferee of a Partner’s interest in the Partnership, or any portion thereof, whether or not such transferee is a Substitute Partner, shall be liable for any tax gain attributable to the transferred interest as a result of the provisions of this subparagraph (a).

(b) Except as provided in paragraph (a) above, all profits, gains, income, losses, deductions, and credits of the Partnership shall be allocated among the Partners in accordance with their Partnership Interests.

5.3 Partnership Interest Transfer and Adjustments. In the event of a transfer of any kind or all of an interest in the Partnership in accordance with this Agreement, the profits, gains, losses, deductions and credits of the Partnership for such fiscal year shall be allocated between or among the respective parties or the Partners, as the case may be, in such manner as determined by the Managing Partner, with the approval of the Partnership’s independent Certified Public Accountants, which is consistent with the provisions of Internal Revenue Code Section 706(c)(2) or any applicable successor thereto; provided, however, if consistent with such provisions of Section 706(C)(2) such allocation shall be made in the manner provided in section 7.2 below.

5.4 Distributions of Distributable Cash. Distributable Cash attributable to each Partnership fiscal year (or portion thereof) shall be divided among and paid to the Partners in proportion to their respective Partnership Interests, provided that any sums loaned by one Partner to another Partner pursuant to Section 4.3 plus interest thereon shall be paid to the lending Partner from proceeds otherwise payable to the borrowing Partner pursuant to the provisions of said Section 4.3.

5.5 Limitations on Distributable Cash. Notwithstanding the foregoing, the distribution of Distributable Cash to the Partners shall be subject to the following special limitations:

(a) No distribution shall be made by the Partnership if, immediately after such distribution, the Partnership’s assets will not exceed all current liabilities of the Partner ship.

(b) No distribution shall be made by the Partnership if the Partnership is in default with respect to any indebtedness or liability of the Partnership.

(c) No distribution shall be made if the Management Committee determines that such distribution will in any way jeopardize or limit the business of the Partnership.

5.6 Distribution of Assets Other Than Distributable Cash. Distributions of Partnership assets other than Distributable Cash shall be divided among the Partners in accordance with the provisions of Section 9.2(b) (ii) through (iv).

ARTICLE VI MANAGEMENT OF THE PARTNERSHIP

6.1 Management Committee. The management of the business of the Partnership will be vested in a management committee (“Management Committee”) which alone will be empowered to make all major and substantive decisions with respect to the Project. The Partnership will be managed, consistent with prudent business practices, with the objective of maximizing the profits of the Partnership, and each Partner will use its best efforts to achieve that objective.

6.2 Number of Members.

(a) Unless otherwise agreed by the Partners, the Management Committee will initially consist of four (4) members, with two (2) members appointed by Properties, and two (2) members appointed by HCC and Humboldt together. Each Partner may appoint an alternate for each member of the Management Committee appointed by it, and such alternate will have all the powers of the committee member in his absence, or inability to serve. Each Partner will have the power to remove any member or alternate member of the Management Committee appointed by it. Vacancies on the Management Committee will be filled by appointment by the Partner which appointed the member previously holding the position which is then vacant. Notwithstanding the number of members at each meeting, the members appointed by HCC and Humboldt shall together have one (1) vote and the members appointed by Properties shall together have one (1) vote. Each Partner shall notify the other Partner in writing of its appointments to the Management Committee. All actions of the Management Committee must be approved by both members.

(b) The Partners may agree to increase or decrease the size of the Management Committee from time to time.

6.3 Meetings of Management Committee. Regular meetings of the Management Committee shall be held at least monthly (unless the Management Committee sets an alternate meeting schedule) at such time and at such place in the County of San Diego as the Management Committee shall determine. Special Meetings of the management Committee shall be held on the call of sky member at such time and at such place as the Management Committee shall determine, upon at least three (3) days’ notice to all Management Committee members. The Management Committee may act without a meeting if the action taken is approved in writing by all of the Partners. The Managing Partner shall be responsible for having written minutes taken at each meeting of the Management Committee, which shall be sent to each member of the Management Committee within ten (10) working days following such meeting for approval and signature by each Partner. The Managing Partner shall use its best efforts to have the Project Manager and controller responsible for the Project present at each meeting of the Management Committee.

6.4 Power and Authority of the Management Committee. It is hereby understood and agreed by the Partners that all major or substantive policy decisions with respect to the Partnership shall be subject to the approval of the Management Committee. Without limiting the generality of the foregoing, it is hereby further understood and agreed by the Partners that the Managing Partner shall not take any of the following actions or decisions, which shall be deemed major or substantive policy decisions for purposes of this Section, without first consulting with and obtaining the written consent of the Management Committee:

(a) Effect or authorize any increase in any item in the Budget by an amount in excess of the greater of Ten Thousand Dollars ($10,000) or five percent (5%) of the amount so budgeted for such item, or add or delete any item to or from the Budget;

(b) Effect or authorize any material change or modification to the Approved Plan.

(c) Construct or cause to be constructed any improvements on the Property or otherwise take any action to improve or develop the Property except in accordance with the Approved Plan.

(d) Sell, assign, transfer, exchange, grant leasehold estates in or otherwise dispose of all or any portions of, or any interest in, the Project, other than in accordance with the Approved Plan or the Budget.

(e) Execute or enter into any contract, agreement or undertaking to borrow money on behalf of the Partnership, or execute or modify any mortgage, pledge, encumbrance or other hypothecation or security agreement affecting all or any portion of the Project, or execute any financing statement in connection therewith, except in accordance with the Approved Plan and the Budget.

(f) Incur any indebtedness on behalf of the Partnership other than in the ordinary course of business or in accordance with the Approved Plan and the Budget.

(g) Settle any claim for insurance proceeds if the loss thereunder exceeds Ten Thousand Dollars ($10,000).

(h) Settle any claim for payment of awards or damages arising out of the exercise of eminent domain by any public or governmental authority.

(i) Make, execute or deliver on behalf of the Partnership any assignment for the benefit of creditors or any guarantee, indemnity bond or surety bond, except such bonds as are required in carrying out the Approved Plan.

(j) Obligate the Partnership or another Partner as a surety, guarantor or accommodation party, to any obligation, other than by endorsing checks for deposit to the Partnership Account in the ordinaruy course of business, or except in accordance with the Budget or Approved Plan.

(k) Lend funds belonging to the Partnership or another Partner to any third party, or extend to any person, firm, or corporation, credit on behalf of the Partnership, except in accordance with the Approved Plan and the Budget.

(1) Take any legal action, commence any foreclosure proceedings, confess any judgment on behalf of the Partnership or the other Partner, except (i) to collect amounts payable to the Partnership and/or dispossess any occupant who shall be in default in its obligations to the Partnership or to enforce occupancy, sales or other agreements with contractural rights of the Partnership, and (ii) in the case of a sudden, unexpected event requiring immediate action on behalf of the Partnership.

(m) Partition all or any portion of the Property or any other property of the Partnership, or file any complaint or institute any proceeding at law or in equity seeking such partition.

6.5 Management of Day-to-Day Partnership Business. Except for the matters set forth in Section 6.4, the Managing Partner shall have control over the management, conduct and operation of the Partnership business and affairs, and shall have the right to make all decisions and take all actions with respect to the Partnership in accordance with the Budget and the Approved Plan. Without limitation, the Managing Partner shall have the following responsibilities:

(a) Carry out all construction, development and management functions related to the Project and the Partnership, within the parameters of the Approved Plan and the Budget, including without limitation, causing the construction of improvements on the Property, entering into contracts, loan agreements, and escrow agreements, and executing deeds, other conveyances and applications for governmental permits and licenses.

(b) Maintain insurance coverage as the Managing Partner may deem necessary.

(c) Direct and supervise construction, leasing and sales activities and manage and maintain the Project.

(d) Keep the books and records of the Partnership and prepare financial statements as required.

(e) To act as the “tax matters partner” for purposes of administrative and judicial proceedings relating to tax items of the Partnership; provided, however, that the Managing Partner shall carry out such duties only following consultation with all other Partners.

6.6 Budget. As soon as reasonably possible after the commencement of the Partnership, the Management Committee shall consider and adopt a written budget (“Budget”), which Budget shall be reviewed quarterly, setting forth in reasonable detail the anticipated receipts and expenditures of the Partnership for the coming year and the amount and kind of expenditures which, in addition to those budgeted, may be made by the Managing Partner on behalf of the Partnership without further action by the Management Committee. The initial draft of the Budget will be prepared by the Managing Partner and submitted to all Management Committee members no later than December 15, 1983, and at least five (5) days prior to the meeting at which it is to be considered.

6.7 Approved Plan. As soon as reasonably possible after the commencement of the partnership, the Management Committee shall consider and adopt a written development plan (“Approved Plan”), which Approved Plan shall be reviewed quarterly, setting forth in reasonable detail the anticipated construction, sales and other development plans for the Project for the coming year, which plans may be carried out by the Managing Partner without further action by the Management Committee. The initial draft of the Approval plan will be prepared by the managing partner, and submitted to all Management Committee Members at least five (5) days prior to the meeting at which it is to be considered.

6.8 Bank Accounts. The Partnership will maintain accounts for the deposit and disbursement of all funds of the Partnership at such banks as the Management Committee shall approve. All funds of the Partnership will be deposited promptly in such accounts. The Managing Partner will from time to time authorize signatories for such accounts, provided that each Partner shall be entitled to have at least one signatory on any such account.

6.9 Reimbursement for Costs and Expenses. The Managing Partner shall be reimbursed by the Partnership for all expenditures made by the Managing Partner on behalf of the Partner ship, including the Managing Partner’s overhead costs, including the rental of office space and the costs of office personnel attributable to the Project provided such expenses are in accordance with the Budget. The Management Committee will fix the amounts, if any, by which the Partnership will reimburse each Partner for all costs and expenses reasonably incurred by such Partner after the date of execution of this Agreement on behalf and for the benefit of the Partnership upon receipt of such statements of expense in such detail as the Management Committee may request. Each Partner shall bear the cost of all its expenses incurred prior to the execution of this Agreement, except as approved by the Management Committee.

6.10 Project Managers. The Managing Partner shall select one person (the “Project Manager”) who will have day-to-day control and authority to carry out the duties of the Managing Partner. The other Partners shall have the right, together, to select one person to oversee the Project on behalf of such other Partners (the “Advisory Project Manager”).

The individuals selected to be Project Manager and Advisory Project Manager must receive prior approval by the Management Committee. The salary and costs of the Project Manager shall be paid by the Managing Partner and the salary and costs of the Advisory Project Manager shall be paid by the other Partners, but all such payments shall be deemed to be expenses of the Partnership and shall be reimbursed to the Partners.

6.11 Contracts With Partnership. The Partners, or any Affiliate of a Partner, may directly or indirectly, through one or more corporations, partnerships or other forms of entity in which such party has an interest, contract with the Partnership for any purpose or purposes in furtherance of the business of the Partnership, provided that the terms and conditions of such contract are not materially less favorable to the Partnership than such terms and conditions as could be obtained in a similar contract with a disinterested third party and provided that such Affiliate is regularly involved in the business of providing the material or services for which the contract is entered into. Any profit made by any such Affiliate from any such contract shall be deemed to be a profit of the Partnership and shall be allocated to the Partners pursuant to the terms of this Agreement, except for any profit made by Charles K. Fletcher “insurance Agency or Fredericks Sales, Inc. under contracts specifically approved by the Management Committee, in which the Partnership shall have no interest.

6.12 Outside Activities. Except as specifically provided herein, nothing in this Agreement shall be construed to grant any right, privilege or option to any of the Partners to participate in any manner in any other business, corporation, partnership, venture or investment in which any one or more of the other Partners hereto may participate, including those which may be the same as or similar to the Partnership’s business and in direct competition therewith, and each of the Partners expressly waives the doctrine of partnership opportunity and consents to the participation by any of the Partners or their Affiliates and any officer, director, stockholder, associate or employee thereof in any such business, corporation, partnership, venture or investment.’

ARTICLE VII TRANSFER OF PARTNERS’INTERESTS

7.1 Restriction on Transfer. No Partner shall voluntarily, involuntarily or by operation of law, give, sell, assign, transfer, mortgage, hypothecate, encumber, bequeath or devise his interest in the Partnership (any such disposition is hereinafter referred to as a “transfer”) or any part thereof except with the prior written consent of all other Partners or as provided in Section 7.3. Any purported transfer of all or a part of a Partner’s interest in the Partnership without compliance with the provisions of this Article shall be void and of no effect against the Partnership, any other Partner, any creditor of the Partnership, or any claimant against the Partnership.

7.2 Effective Date of Transfer. Every transfer of a Partner’s interest in the Partnership permitted hereunder shall be deemed to be effective as of the close of business on the day in which such event shall have occurred. The distribution of cash or other assets allocable to the interest in the Partnership which may have been so assigned during the calendar year of the term hereof shall be allocated among the person(s) who was (were) the holder (s) of such interest in the Partnership during such year in proportion to the number of calendar days that each such holder was recognized as the owner of such interest in the Partnership during such year.

7.3 Transfers to Affiliates. Notwithstanding any other provision of this Agreement, a Partner shall have the right, without the consent of all other Partners to assign, transfer or devise his interest in the Partnership to an Affiliate, provided however, that any such transferee Affiliate shall not be admitted as a Substitute Partner unless and until the requirements of Section 7.4 are satisfied. No Partner shall transfer all or a part of its Partnership Interest without the consent of all other Partners if such transfer will cause the termination of the Partnership for tax purposes.

7.4 Substitute Partner(s). No transferee of a Partner’s interest in the Partnership, other than one who is already a Partner, shall have the right to become a Partner (“Substitute Partner”) in place of his transferor unless and until all of the following conditions are satisfied:

(a) The transferor (or its legal representative) and the transferee have delivered to the remaining Partners a written instrument of assignment, fully executed and acknowledged, setting forth the intention of the transferor that the transferee become a Substitute Partner in his place; ‘and

(b) The transferor (or its legal representative) and the transferee have executed and acknowledged such other instruments as the remaining Partners may deem necessary or advisable to effect the admission of such person as a substituted Partner in accordance with the provisions of applicable law, including without limitation, the written acceptance and adoption by such person of the provisions of this Agreement.

7.5 Nonsubstituted Assignees. Any transferee pursuant to a transfer permitted under this Article VII which has not become a Substitute Partner pursuant to this Article shall be deemed to take only the right of its assignor or transferor to share in profits, losses and distributions of the Partnership, but shall acquire no right to any legal interest in the Partnership nor the right to exercise any power granted to a Partner under this Agreement, provided, however that the Partnership shall have no obligation to make any payments to any such transferee until the Partnership has received a written notice of such transfer from the transferring Partner (or its legal representative) of such transfer which the Managing Partner deems adequate to legally protect the Partnership in the event the Partnership makes payments to such transferee. In the event any transferee of Properties’ entire Partnership Interest fails to become a Substitute Partner, HCC shall be deemed to be the new Managing Partner.

7.6 Reciprocal Purchase Right. Either Properties or HCC and Hum-boldt together may elect to invoke the provisions of this Section 7.6 at any time after the date on which a “stalemate exists,”

but in no event prior to three years following the date of this Agreement. For purposes of this Section, HCC and Humboldt shall together be deemed to be a single Partner and neither shall have the right to make any election without the consent of the other. An election or any other action or inaction by HCC or Humboldt shall be deemed to be a similar election, action or inaction by the other. A “stalemate” shall be deemed to exist when (a) the

Management Committee is unable to agree on at least one major issue related to the Project or the Partnership, (b) notice of the existence of a stalemate, which specifies the issue or issues resulting in the stalemate (“Stalemate Notice”) has been delivered in writing to all other Partners, and (c) the Management Committee has not resolved such issue or issues within thirty (30) days of the date by which all Partners have received the Stalemate Notice. Such issue or issues shall not be deemed resolved unless the Management Committee agrees specifically in a writing signed by all Partners that said issues have been resolved. The election provided for in this Section may be invoked by giving written notice (the Partner giving such notice being sometimes hereinafter referred to as “A”) to the other Partners (the Partners receiving such written notice being sometimes herein after referred to as “B”) stating that A wishes to apply the provisions of this Section 7.6 and setting forth a dollar figure selected by A (such figure being hereinafter referred to as the “Specified Partnership Value”). The Specified Partnership Value may be a positive or negative amount. A’s notice shall be accompanied by a letter or other statement signed by a bank, trust company or savings and loan association doing business in the State of California confirming that A has deposited with such bank, trust company or savings and loan association the lesser of (i) One Hundred Thousand Dollars ($100,000), or (ii) the purchase price which would be payable by A if B elects to sell its entire right and interest in the Partnership to A pursuant to this Section 7.6, and such sums so deposited shall be held and applied pursuant to the provisions of this Section 7.6.

(a) Within thirty (30) days after receipt of such notice from A, B shall give written notice to A electing either to (a) purchase A’s entire right and interest in the Partnership, or (b) sell its entire right and interest in the Partnership to A, at the purchase price determined pursuant to this Section 7.6. If B shall give notice electing to purchase A’s entire right and interest in the Partnership, then such notice, to be effective, shall be accompanied by a letter or other statement signed by a bank, trust company or savings and loan association doing business in the State of California confirming that B has deposited with such bank, trust company or savings and loan association the lesser of (i) One Hundred Thousand Dollars ($100,000), or (ii) the purchase price payable pursuant to this Section 7.6, which shall be held and applied pursuant to the provisions of this Section 7.6; thereupon, the deposit made by A pursuant to this Section 7.6 shall be returned to A by the bank, trust company or savings and loan association with which A shall have deposited said monies. If B shall not effectively give either of the above notices within thirty (30) days of receipt of this notice from A, then B shall be deemed to have elected to sell its entire right and interest in the Partnership to A at the purchase price payable pursuant to this Section 7.6.

(b) The closing shall take place on or before the sixtieth (60th) day following the earlier to occur of the date the notice of election above is given or the expiration of the thirty (30) day period set forth above for giving notice of an election by B (the “Purchase Closing Date”). On the Purchase Closing Date the selling Partner shall convey, transfer and assign to the purchasing partner, by deed, bill of sale and such other instruments of transfer as shall be reasonably requested by the purchasing Partner, the selling Partner’s entire right and interest in and to the partnership and all assets thereof, and shall, to the extent requested by the purchasing Partner, cooperate to effect a smooth and efficient continuation of the affairs of the Partnership, including, without limitation, the preservation of relationships with contractors, suppliers, laborers, _vendors, tenants and others with whom the Partnership transacts business.

(c) On the Purchase Closing Date, the purchasing Partner shall pay to the selling Partner, in cash or by certified check (except as otherwise provided herein), a sum equal to the amount, if any, which the selling Partner would receive under Section 9.2(b) hereof if the assets of the Partnership were sold for the Specified Partnership Value on the day prior to Purchase Closing Date, the Partnership dissolved, and the proceeds of such hypothetical sale distributed to the Partners after payment of Partnership debts. The purchasing Partner shall also execute each instrument or instruments as shall be reasonably requested by the selling Partner to confirm the assumption by the purchasing Partner of all of the Partnership obligations for which the selling Partner shall have been liable. The closing shall occur at such place in the County of San Diego, State of California as shall be designated by the purchasing Partner by notice to the selling Partner at least ten (10) days prior to the Purchase Closing Date. Upon payment of the full amount of the purchase price payable here-under, the selling Partner shall have no further right or interest in or to the deposit made by the purchasing Partner by the bank, trust company or savings and loan association with which the purchasing Partner shall have deposited said monies, but until the Purchase Closing Date said deposit shall stand as security for the performance of the obligations hereunder by the purchasing Partner.

(d) If the purchasing Partner shall fail to complete the purchase within the time and in the manner required by this Section 7.6, then (i) the deposit made by such Partner with the bank, trust company or savings and loan association shall be paid over by such institution to the selling Partner, and (ii) the selling Partner may then elect (a) to become the purchasing Partner and purchase the other Partner’s entire right and interest in the Partnership at the purchase price provided for herein, said election to be made within thirty (30) days after the failure of the initial purchasing Partner to timely and/or properly close, with the closing to take place within forty-five (45) days thereafter, or (b) to cancel the notice invoking the provisions of this Section 7.6, regardless of which Partner originally gave the notice, in which event, the Partner failing to complete the purchase shall have no further right thereafter to invoke the provisions of this Section 7.6 for any reason whatsoever.

7.7 Withdrawal, Default, Bankruptcy or Dissolution of a Partner; Purchase Option.

(a) For purposes of this Section 7.7 and Section 7.8, HCC and Humboldt shall be deemed to be a single Partner. Any Default by HCC or Humboldt shall be deemed to be a Default by both. Any election, action or inaction by one shall be deemed to be a similar election, action or inaction by the other. Each of the Partners agrees not to voluntarily withdraw from the Partnership prior to the expiration of its term without the consent of all other Partners. Upon a Default by any Partner under the terms of this Agreement, or upon any Partner’s earlier bankruptcy or insolvency, or dissolution or termination (as the foregoing events are defined in Section 7.7(b) below) the remaining Partner shall forthwith become vested with the exclusive right and option for a period of sixty (60) days after the occurrence of any such event to elect to purchase the entire interest of the Partner which is terminating its status as a Partner (the “Retiring Partner”) at a purchase price determined in accordance with Section 7.7(d) hereof,

(b) For purposes of this Section 7.7, the events herein referred to shall have the following respective meanings:

(i) “Default” shall be deemed to have occurred in the event of a Default by any Partner with respect to any condition, obligation or undertaking under this Agreement (including without limitation any attempted transfer in violation of this Agreement) which is not cured within thirty (30) days following receipt of notice of such Default from any other Partner (or if such Default cannot be practicably cured within said 30-day period, then such defaulting Partner shall have provided a written undertaking satisfactory to the other Partners to proceed diligently to cure such Default);

(ii) “Bankruptcy or insolvency” shall be deemed to have occurred if any Partner shall have filed in any court pur-

suant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or shall file for reorganization or for the appointment of a receiver or trustee of all or a material portion of the Partner property, or if any Partner shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they fall due or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of any material portion of its property. If there shall be filed against any Partner in any court pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for appointment of a receiver or a trustee, of all or a substantial portion of the Partner’s property, and within ninety (90) days after the commencement of any such proceeding against the Partner such petition shall not have been dismissed (or satisfactory evidence that such Partner is diligently contesting such petition shall not have been received by the other Partner, provided such Partner is not otherwise in Default hereunder), then such Partner against whom such petition has been filed shall be bankrupt or insolvent for purposes of this Agreement. In addition, if the whole or any portion of the interest of any Partner in the Partnership is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty (60) days, such Partner shall be deemed “bankrupt or insolvent” for purposes of this Agreement.

(iii) “Dissolution or termination” shall be deemed to have occurred (x) in the case of a Partner, which is a corporation or a voluntary association upon the earlier of the adoption of a plan of liquidation by such Partner or the effective date of dissolution in accordance with applicable statutory law, and (y) in the case of a partnership Partner, upon the date of dissolution and termination of such partnership in accordance with the provisions of the governing partnership agreement or applicable statutory law.

(c) A Retiring Partner, or its legal representative, whose right, title and interest is to be purchased and succeeded to by another Partner pursuant to this Section 7.7 shall, within ten (10) days after demand from the purchasing Partner, execute and deliver such deeds, bills of sale and other instruments as shall reasonably be requested by such purchasing Partner to effect the conveyance and transfer of the entire right, title and interest of such Retiring Partner in the Partnership, and shall, to the extent requested by the purchasing Partner, cooperate to effect a smooth and efficient continuation of the Partnership affairs, including without limitation, the preservation of relationships with contractors, suppliers, laborers, vendors, tenants and others with whom the Partnership transacts business. If the Retiring Partner disputes the right of the purchasing Partner to succeed to the Retiring Partner’s entire right, title and interest in the Partnership, the Retiring Partner shall nevertheless execute instruments and cooperate with the purchasing Partner pursuant to the immediately preceding sentence, without, however, being deemed to have waived its rights to damages if the purchasing Partner shall have purchased and succeeded to the interest of the Retiring Partner under this Section 7.7 without having the right to do so, The Retiring Partner shall indemnify and hold the purchasing Partner harmless from and against all loss, liability, cost or expense (including reasonable attorneys fees) suffered or incurred by the purchasing Partner if the Retiring Partner shall fail to properly execute instruments and cooperate with the purchasing Partner pursuant to, or shall otherwise fail to perform, the provisions of this Section 7.7.

(d) Upon compliance by the Retiring Partner with

the provisions of the immediately preceding Section 7.7(c), the purchasing Partner shall pay to such Retiring Partner the “Fair Value” thereof (as of the date of such succession), after taking into account all assets and liabilities of the Partnership and the respective rights and obligations of the Partners under this Agreement, including, without limitation the order of priority of distribution of Partnership assets provided for in this Agreement, which payment shall be made within thirty (30) days after agreement or determination as to the Fair Value of such Retiring Partner shall be established by mutual agreement of the Partners, or if the Partners do not reach agreement as to Fair Value within thirty (30) days after receipt of notice from the purchasing Partner of his election to purchase the entire right, title and interest of the Retiring Partner in the Partnership, then such Fair Value as shall be determined by appraisal pursuant to Section 7.8 hereof.

7.8 Appraisal. In the event the Fair Value of the entire right, title and interest of a Partner is to be determined pursuant to Section 7.7, or for any other reason, and the Partners cannot mutually agree as to said Fair Value, any such Partner may serve written notice upon the other Partners stating that an appraisal should be conducted pursuant to this Section 7.8. In such event, within ten (10) days after receipt of any such notice by a Partner, each Partner involved in the transaction requiring such appraisal shall nominate and appoint one appraiser (with HCC and Humboldt together to appoint a single appraiser). Upon the appointment of the two appraisers as hereinabove provided, the two appraisers so appointed shall forthwith and within fifteen (15) days after the appointment of the second appraiser and before exchanging views as to the questions at issue, appoint in writing a third appraiser and give written notice of such appointment to each of the Partners. In the event either Partner fails to appoint an appraiser within the ten (10) day period set forth above, or the two appraisers selected by the Partners shall fail to appoint or agree upon such third appraiser within the fifteen (15) day period outlined above, a third appraiser may be selected by the Partners if they so agree upon such third appraiser within a further period of ten (10) days; otherwise, either Partner may apply to the appropriate Court of the State of California for the appointment of any appraiser not appointed or agreed upon within the time periods herein provided. The appraisers selected pursuant hereto shall be sworn faithfully and fairly to determine the question at issue. The determination to be made by the appraisers shall be the Fair Value (on the valuation date specified in this Agreement) of the entire right, title and interest in the Partnership of the Partner whose interest is to be appraised, after taking into account the assets and liabilities of the Partnership and the respective rights and obligations of the Partners under the Agreement, including without limitation the order of priority of distribution of Partnership assets provided for in the Agreement. The three appraisers shall afford each Partner a hearing and the right to submit evidence, with the privilege of cross-examination, on the questions at issue, and shall, with all possible speed, make their determination in writing and give notice of the same to the Partners. If no two of the three appraisers shall render a concurring determination, then the Fair Value shall be deemed to be the average of such appraisals and shall be determined by adding together the three appraisals and dividing such sum by three, provided, however, that any appraisal which is more than ten percent (10%) higher or lower than the next closest appraisal shall be revised to a figure which is ten percent (10%) from the next closest appraisal figure for purposes of determining such average figure. Such resulting figure shall be conclusive and binding upon the Partners. Each Partner shall pay the fees and expenses of its appraiser and any general expenses of the third appraiser and any general expenses of the third appraiser and any general expenses incurred by the panel of appraisers in connection with the appraisal shall be divided equally between the Partners.

(a) In the event any appraiser appointed as aforesaid shall thereafter die or become unable or unwilling to act, such appraiser’s successors shall be appointed in the same manner as provided in this Section 7.8 for the appointment of the appraiser so dying or becoming unable or unwilling to act.

(b) Any appraiser appointed hereunder shall have no less than five (5) years’ experience in the appraisal of real property of the type owned by the Partnership and shall hold the professional designation of M.A.I.

ARTICLE VIII

BOOKS OF ACCOUNT, RECORDS, REPORTS AND TAX MATTERS

8.1 Books and Records. Proper and complete records and books of account shall be kept by the Managing Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by partnerships engaged in businesses of like character. The Partnership books and records shall be maintained for financial accounting purposes in accordance with generally accepted accounting principles. The books and records shall be made available at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives ‘during normal business hours.

A monthly statement of profits and losses shall be made available by the Managing Partner within ten (10) business days following the end of each month. The Partnership shall furnish a list of names and addresses of all Partners to any Partner who requests such a list in writing for any reasonable purpose.

8.2 Tax Year Information. Within thirty (30) days after the receipt by the Managing Partner of the audited financial statements referenced in Section 8.3, the Managing Partner shall send each person who was a holder of an interest in the Partnership at any time during the calendar year then ended (including any assignee permitted under Article VII above, whether or not a substituted Partner) all Partnership tax information as shall be necessary for the preparation by such holder of his federal income tax return. Such information shall also include a statement showing such Partner’s share of the Distributable Cash and his distributions, net income, net loss, and other relevant items of the Partnership for such calendar year. Further, on request by any Partner, the Managing Partner will furnish such Partner copies of all federal, state and local income tax returns or information returns, if any, which the Partnership is required to file and a list of the names and addresses of all Partners.

8.3 Auditors. A firm of independent certified public accountants approved by the Management Committee shall, as soon as reasonably possible following the termination of the Partnership and following the end of each fiscal year of the Partnership, prepare and deliver audited financial statements to each Partner, the cost of which shall be paid by the Partnership. The Managing Partner shall use its best efforts to cause such audited financial statements to be completed within forty-five (45) days following the termination of the Partnership and within forty-five (45) days following the end of each fiscal year of the Partnership.

8.4 Partnership Funds. The funds of the Partnership shall

be deposited in such bank account or accounts as shall be designated by the Managing Partner. All withdrawals from any such bank accounts shall be, made, by the Managing Partner or the duly authorized agent or agents of the Managing Partner.

8.5 Income Tax Elections.

(a) The Managing Partner may make or petition to revoke (as the case may be) the election referred to in Section 754 of the Internal Revenue Code of 1954, as amended, or any corresponding or similar provisions of any subsequent revenue act, or under any similar state statute. Each Partner agrees in the event of such an election to promptly supply the Partnership with the information necessary to give effect thereto.

(b) The Managing Partner shall have the right to make such other elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of Partnership income, gain, loss, deduction and credit and as to all other relevant matters as it believes necessary, appropriate or desirable provided that such elections are approved by the Partnership’s independent Certified Public Accountants and provided that all such elections shall be designed to minimize Partnership income and maximize Partnership deductions.

8.6 Capital Accounts. A capital account shall be established for federal income tax purposes for each Partner and shall be maintained in such a manner as to comply with all applicable federal tax requirements, if any. In addition, a capital account shall be established for each Partner for financial accounting purposes and shall be maintained in accordance with generally accepted accounting principles.

8.7 Termination for Tax Purposes. The Partners acknowledge that, for federal income tax purposes, the Partnership was deemed to have been terminated and subsequently reconstituted by reason of the acquisition by Properties of its interest in the Partnership.

ARTICLE IX DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

9.1 Dissolution. The Partnership shall be dissolved only upon the happening of any of the following events:

(a) The expiration of the term of the Partnership as provided in Article I of this Agreement, unless all Partners agree to extend the term of the Partnership past the date set forth in Article I.

(b) The bankruptcy or insolvency of any Partner, which shall be a wrongful dissolution for the purposes of Section 7.7; or

(c) “The agreement of all the Partners.

For the purposes of Section 7.7, dissolution for any other reason shall constitute a wrongful dissolution by the Partner causing the dissolution. Notwithstanding any other provision of this Agreement, in the event of the dissolution, termination, winding up, liquidation or other cessation to exist of any Partner, the Partnership shall not dissolve and the successors, or legal representatives of such Partner shall be treated as nonsubstituted transferees pursuant to Section 7.5, unless such successors or legal representatives become Substitute Partners pursuant to Section 7.4.

9.2. Winding Up and Liquidation.

(a) Subject to the provisions of Section 9.2(c) below, upon the dissolution of the Partnership the Managing Partner (or another party unanimously designated by the holders of the Partnership interests) shall carry out the winding up of the Partnership and cause the partnership assets to be sold, subject to the approval of the Management Committee. The holders of interests in the Partnership shall continue to share distributions, profits, losses and allocations during the period of liquidation in accordance with Article V hereof.

(b) Subject to the provisions of Section 9.2(c) below, upon the winding up and termination of the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors (other than loans and advances made by the Partners to the Partnership) and all expenses incurred in its liquidation shall be paid. Thereafter, the net proceeds from such sales shall be distributed among the Partners in the following order of priority, provided that any sums loaned by one Partner to another pursuant to Section 4.3, plus interest thereon, shall be paid to the lending Partner from the proceeds otherwise payable to the borrowing Partner pursuant to the provisions of said Section 4.3.

(i) First, to establish any reserves which the Management Committee may deem necessary, appropriate or desirable for any future, contingent or unforeseen liabilities, obligations, or debts of the Partnership or of the Managing Partner arising out of or in connection with the Partnership which are not yet payable or have not yet been paid;

(ii) Second, to the repayment of loans or advances made by the Partners to the Partnership;

(iii) Third, to the Partners to the extent of any Additional Capital Contributions in proportion to such Additional Capital Contributions; and

(iv) Fourth, in accordance with each Partner’s respective Partnership Interest.

In the event that the net proceeds of the sales of the assets of the Partnership are not sufficient to make all distributions set forth in 9.2(i) through (iii}, the Partners shall make Additional Capital Contributions adequate to fully pay all amounts to be distributed under such Section 9.2(b)(i) through (iii).

(c) Notwithstanding the foregoing, the Managing Partner may make liquidation distributions of Partnership assets in kind rather than in cash, subject to the priority rules of Section 9.2(b) hereinabove. If the distributions to be made pursuant to Section 9.2(b) consist in whole or part of non-cash assets or properties, the value of non-cash assets for distribution purposes shall be the fair market value of such assets, as agreed between the Partners.

9.3 Time of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the properties and other assets of the Partnership and the discharge of liabilities to creditors so as to enable the Managing Partner to minimize to the extent it deems practicable, advisable or desirable the normal losses attendant upon a liquidation.

9.4 Report on Liquidation. Within a reasonable time following the completion of the liquidation of the Partnership’s properties, the Managing Partner (or other liquidating party) shall supply to each of the Partners financial statements which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner’s pro rata portion of distributions and the amount retained as reserves pursuant to Section 9.2 (b)(i).

9.5 Right to Demand Cash. No holder of an interest in the Partnership shall have any right to demand property other than cash upon dissolution and termination of the Partnership.

ARTICLE X

INDENTIFICATION

10.1 Limitation on Liability of the Managing Partner

and Its Affiliates. The Managing Partner and its Affiliates will not be liable to the Partnership or the Partners as such for any errors in judgment or any acts or omissions, whether or not due to their negligence, and whether or not disclosed, unless caused by the gross negligence or willful misconduct.

10.2 Indemnification of the Managing Partner and Its Affiliates. The Partnership shall indemnify the Managing Partner and its Affiliates for any expenses or liabilities (including attorneys’ fees and costs of investigation and defense) they may incur by reason of the Managing Partner being the managing partner of the Partnership, by providing any services to or for the

Partnership, in connection with any joint activities or other transactions in which the Partnership engages with the Managing Partner or its Affiliates or by virtue of this Agreement, whether or not due to their negligence, and whether or not disclosed, unless such expense or liability is caused by the gross negligence or willful misconduct of the person or entity seeking indemnification.

10.3 General Indemnity. Each Partner (herein “Indemnifying Partner”) agrees that, except as otherwise specified in this Article, it shall indemnify, defend, and hold harmless the other Partners against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees that the other Partners shall incur or suffer, which arise or result from any breach by the Indemnifying Partner under the terms and conditions of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the party giving the notice, and shall be deemed to have been given (i) forty eight (48) hours after deposit in the U.S. mail if mailed by prepaid, registered or certified mail, return receipt requested, to the person or persons to whom such notice is to be given, or (ii) upon receipt if sent by another method, addressed, in the case of the Partnership or the Managing Partner, to the principal place of business of the Partnership (or to the address of the Managing Partner set forth at the end of this Agreement prior to the establishment of a principal place of business in the County of San Diego) and if to any other Partner, to the address set forth next to such Partner’s signature at the end of this Agreement or to such other address as such Partner may from time to time specify by written notice to the partnership. A copy of any notice sent to HCC or Humboldt shall be to Peter Pickslay at 625 Broadway, Suite 700, P. 0. Box 1829, San Diego, CA, 92101.

11.2 Representatives. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

11.3 Governing Law. This Agreement and all amendments hereto shall be governed by the laws of the State of California.

11.4 Amendment. This Agreement may be amended only by a writing executed by all the Partners and stating that it is an amendment to this Agreement.

11.5 Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and agreements between them with respect thereto.

11.6 Recovery of Attorneys’ Fees. In the event suit is

brought to enforce of interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of his costs of suit and not as damages, a reasonable attorneys’ fee to be fixed by the court. The “prevailing party” shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment.

11.7 Titles and Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference purposes and do not define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

11.8 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

11.9 Terms. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masuline, the feminine or the neuter gender shall include the masculine, feminine and neuter. The term “person” means any individual, corporation, partnership, trust or other entity.

11.10 Severability. If any provision of this Agreement,

or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

11.11 Additional Documents. Each party hereto agrees to execute, with acknowledgement or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the partnership and the achievement of its purposes, specifically including (a) all such certificates and other documents as the Managing Partner deems necessary of appropriate to form, qualify or continue the Partnership in all jurisdictions in which the Partnership conducts or plans to con duct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the State of California, or any other state in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

11.12 No Right to Partition. No Partner shall have the right to bring an action for partition against the Partnership. Each of the Partners hereto waives any and all right which he may have to maintain an action to partition Partnership property.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Address:

9968 Hibert Street Suite 100 San Diego, CA 92131

Address: 701 Broadway

P. O. Box: 1829*

San Diego, CA 92112

Address:

701 Broadway P.O. Box 1829 San Diego, CA 92112 CARMEL MOUNTAIN PROPERTIES a California corporation

BY: /S/ LAWRENCE A. HEFFNER

LAWRENCE A. HEFFNER President

By: /s/ NANCY M. HARLAN

NANCY M. HARLAN, Secretary

HOME CAPITAL CORPORATION

a California corporation

By: /s/ GORDON MISENHIMER

GORDON MISENHIMER, President

By: /s/ MICHAEL B. McCOOK

MICHAEL B. McCOOK, Vice President

HUMBOLDT FINANCIAL SERVICES CORP. a California corporation

By: /s/ GORDON MISENHIMER

GORDON MISENHIMER, President

By: /s/ MICHAEL B. McCOOK

MICHAEL B. McCOOK, Vice President

LEGAL DESCRIPTION OF PROPERTY

THAT REAL PROPERTY LOCATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO, DESCRIBED AS FOLLOWS:

[Intentionally Omitted]

EXHIBIT A (Description of Land) (Section 1.13) (Page 1 of 5)

[Intentionally Omitted]

EXHIBIT A (Description of Land) (Page 2 of 5)

[Intentionally Omitted]

ALSO EXCEPT THEREFROM THAT PORTION CONVEYED TO THE STATE OF CALIFORNIA BY DEED RECORDED MARCH 5, 1980 AS FILE NO. 74838 DESCRIBED AS FOLLOWS:

THAT PORTION OF RANCHO LOS PENASOUITOS ACCORDING TO MAP THEREOF ATTACHED TO THE RECORD OF PATENT FILED IN BOOK 2, PAGE 385. PATENTS OF SAID COUNTY, DESCRIBED AS FOLLOWS:

EXHIBIT A

(Description of Land)

(Page 3 of 5)

[Intentionally Omitted]

SAID FINAL ORDER OF CONDEMNATION THENCE (15) ALONG THE EASTERLY BOUNDARY OF SAID PARCELS 3A AND 3B THE FOLLOWING COURSES: (16) NORTH 76’00’38” WEST. 1.01 FEET: (17) NORTH 01’50’05” WEST, 347.31 FEET; (18) NORTH 19”53’28” EAST. 202.24 FEET: (19) NORTH 31’17’03” EAST. 000.08 FEET: (20) NORTH 24’33’17” EAST, 511.55 FEET; (21) NORTH 18”58’45” EAST, 618.24 FEET: (22) NORTH 08”41’00” EAST, 616.54 FEET: (23) NORTH 30’16’27” EAST, 346.87 FEET: (24) NORTH 12’00’36” WEST, 943.33 FEET: (25) NORTH 03’35’58” EAST, 305.94 FEET: (26) NORTH 17’38’11” WEST. 406.08 FEET: (27) NORTH 07’42’36” WEST, 500.00 FEET: (28) NORTH 17’15’34” EAST, 291.20 FEET TO THE POINT OF BEGINNING.

EXHIBIT A

(Description of Land)

(Page 4 of 5)

[Intentionally Omitted]

PARCEL 2:

LOTS 3 TO 9 INCLUSIVE AND LOTS 24 TO 29 INCLUSIVE AND PARCEL “A” OF RANCHO CARMEL UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 10382, FILED IN THE OFFICE OF COUNTY RECORDER OF SAN DIEGO COUNTY, APRIL 29, 1982.

EXHIBIT A

(Description of Land)

(Page 5 of 5)

WHEN RECORDED MAIL TO:
CARMEL MOUNTAIN RANCH
9968 Hibert Street, Suite 100
San Diego, CA 92131
Attn: Nancy M. Harlan

267

83-396093

RECORDED IN OFFICIAL RECORDS OF SAN DIEGO COUNTY

1983 NOV -1 PM 2:58

VERA L. LYLE
COUNTY RECORDER

RECORDING REQUESTED BY
TICOR TITLE INSURANCE COMPANY
1110120-02

AMENDED STATEMENT OF PARTNERSHIP
OF
CARMEL MOUNTAIN RANCH

RF 6
MG 1

CARMEL MOUNTAIN RANCH declares as follows:

1. It is a California partnership.

2. The name of the partnership is CARMEL MOUNTAIN RANCH.

3. The name of the partnership was formerly Shapell-Carmel Mountain East Partnership, Carmel Mountain East Partnership and Rancho Carmel.

4. A Statement of Partnership of Shapell-Carmel Mountain East Partnership was recorded on October 31, 1978 at File/Page No. 78-469570 in the Official Records of the San Diego County Recorder, was amended by the Amended Statement of Partnership of Carmel Mountain East Partnership recorded on February 15, 1983 as Instrument No. 83-049020 in the Official Records of the San Diego County Recorder, and was further amended by the Amended Statement of Partnership of Rancho Carmel recorded on June 20, 1983 as Instrument No. 83-206371 in the Official Records of the San Diego County Recorder.

5. The names of the partners are Carmel Mountain Properties, a California corporation; Home Capital Corporation, a California corporation; and Humboldt Financial Services Corp., a California corporation.

6. The partners named in this statement are all of the partners.

7. Title to any lot or parcel created pursuant to the California Subdivision Map Act held in the partnership name may be conveyed by a conveyance as defined in Section 15010.5(2) of the California Corporations Code executed in the partnership name by Carmel Mountain Properties alone and Carmel Mountain Properties alone may enter into covenants and agreements with governmental agencies and public utilities which may encumber the partnership's real property, or execute and record covenants, conditions, restrictions and easements on the partnership's real property, or execute and record tract maps and parcel maps in the partnership name.

8. This Amended Statement of Partnership of Carmel Mountain Ranch supersedes the Statement of Partnership of Shapell-Carmel Mountain East Partnership, as amended as set forth in paragraph 4 of this Amended Statement of Partnership of Carmel Mountain Ranch.

Dated: September 30, 1983

CARMEL MOUNTAIN RANCH
a California partnership

By: CARMEL MOUNTAIN PROPERTIES
a California corporation

This instrument filed for record by Ticor Title Insurance Company as an accommodation only. It has not been examined as to its execution or as to its effect upon the title.

By [signature]
LAWRENCE A. HEFFNER, President

By [signature]
NANCY M. HARLAN, Secretary

By: HOME CAPITAL CORPORATION

a California corporation

by /s/ GORDON MISENHIMER

GORDON MISENHIMER, President

By /s/ MICHAEL B. McCOOK

MICHAEL B. McCOOK, Vice President

By: HUMBOLDT FINANCIAL SERVICES

a California corporation

By /s/ GORDON MISENHIMER

GORDON MISENHIMER, President

By /s/ MICHAEL B. McCOOK

MICHAEL B. McCOOK, Vice President

VERIFICATION

The undersigned, each for itself, declares:

It is a partner in the partnership named in the foregoing Amended Statement of Partnership of Carmel Mountain Ranch.

It has read the foregoing Amended Statement of Partnership of Carmel Mountain Ranch, knows the contents thereof, and the same is true of its own knowledge.

The undersigned declare under penalty of perjury that the foregoing is true and correct and that this declaration was executed on the date and at the place indicated beside each signature.

Executed on September 30, 1983, at San Diego, California.

CARMEL MOUNTAIN PROPERTIES

a California corporation

By /s/ LAWRENCE A. BEEFNER

LAWRENCE A. BEEFNER, President

By /s/ NANCY M. HARLAN

NANCY M. HARLAN, Secretary

Executed on September 30, 1983, at San Diego, California. HOME CAPITAL CORPORATION a California corporation

By /s/ GORDON MISENHIMER

GORDON MISENHIMER, President

By /s/ MICHAEL B. McCOOK

MICHAEL B. McCOOK, Vice President

Executed on September 30 , 1983, at San Diego, California HUMBOLDT FINANCIAL SERVICES CORP.

a California corporation

By /s/ GORDON MISENHIMER

GORDON MISENHIMER, President

By /s/ MICHAEL B. McCOOK

MICHAEL B. McCOOK, Vice President

269

STATE OF CALIFORNIA )

) ss:

COUNTY OF SAN DIEGO)

On October 31_, 1983, before me, the undersigned, a Notary Public in and for said State, personally appeared GORDON MISENHIMER, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the President of and on behalf of HOME CAPITAL CORPORATION and HUMBOLDT FINANCIAL SERVICES CORP., the corporations that executed the within instrument, and acknowledged to me that the corporations executed the within instrument pursuant to their By-Laws or a resolution of their Board of Directors.

WITNESS my hand and official seal.

[To come]

Notary Public in and for said State

STATE OF CALIFORNIA)

) ss:

COUNTY OF SAN DIEGO)

On October 31 , 1983, before me, the undersigned, a Notary Public in and for said State, personally appeared MICHAEL B. McCOOK, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Vice President of and on behalf of HOME CAPITAL CORPORATION and HUMBOLDT FINANCIAL SERVICES CORP., the corporations that executed the within instrument, and acknowledged to me that the corporations executed the within instrument pursuant to their By-Laws or a resolution of their Board of Directors.

WITNESS my hand and official seal.

[To come]

Notary Public in and for said State

STATE OF CALIFORNIA)

) ss:

COUNTY OF SAN DIEGO)

On September 30, 1983, before me, the undersigned, a Notary Public in and for said State, personally appeared LAWRENCE A. HEFFNER, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the President of and on behalf of CARMEL MOUNTAIN PROPERTIES, the corporation that executed the within instrument, and acknowledged to me that the corporation executed the within instrument pursuant to its By-Laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

[To come]

Notary Public in and for said State

. 270

STATE OF CALIFORNIA)

) ss:

COUNTS OF SAN DIEGO)

On September 30, 1983, before me, the undersigned, a Notary Public in and for said State, personally appeared NANCY M. HARLAN, personally known to me or proved to me on the basis of satisfactory evidence to be the person who executed the within instrument as the Secretary of and on behalf of CARMEL MOUNTAIN PROPERTIES, the corporation that executed the within instrument, and acknowledged to me that the corporation executed the within instrument pursuant to its By-Laws or a resolution of its Board of Directors.

WITNESS my hand and official seal.

[To come]

Notary Public in and for said State

WHEN RECORDED MAIL TO: CARMEL MOUNTAIN RANCH19 Corporate Plaza Newport Beach, CA 92660 Attn: Nancy M. Harlan [To come]

AMENDED STATEMENT OF PARTNERSHIP

OF

CARMEL MOUNTAIN RANCH

CARMEL MOUNTAIN RANCH declares as follows:

1. It is a California partnership.

2. The name of the partnership is CARMEL MOUNTAIN RANCH.

3. The name of the partnership was formerly Shapell-Carmel Mountain East Partnership, Carmel Mountain East Partnership and Rancho Carmel.

4. A Statement of Partnership of Shapell-Carmel Mountain East Partnership was recorded on October 31, 1978 as File/Page No. 78-469570 in the Official Records of the San Diego County Recorder, was amended by the Amended Statement of Partnership of Carmel Mountain East Partnership recorded on February 15, 1983 as Instrument No. 83-049020 in the Official Records of the San Diego County Recorder, was further amended by the Amended Statement of Partnership of Rancho Carmel recorded on June 20, 1983 as Instrument No. 83- 026371 in the Official Records of the San Diego County Recorder, and was further amended by an Amended Statement of Partnership of Carmel Mountain Ranch recorded on November 1, 1983 as Instrument No. 83-396093 in the Official Records of the San Diego County Recorder, and was further amended by the Amended Statement of Partnership of Carmel Mountain Ranch recorded on October 15, 1987 as Instrument No. 87-581816 in the Official Records of the San Diego County Recorder, and was further amended by the Amended Statements of Partnership of Carmel Mountain Ranch recorded on January 5, 1993, as Instrument Numbers 1993-003205 and 1993-003206 in the Official Records of the San Diego County Recorder.

5. The Presley Companies, a California corporation changed its name to Presley Homes, a California corporation.

6. The names of the partners are Presley Homes, a California corporation; and Presley CMR, Inc., a California corporation.

7. The partners named in this statement are all of the partners.

8. Title to any lot or parcel created pursuant to the California Subdivision Map Act held in the partnership name may be conveyed by a conveyance as defined in

Section 15010.5(2) of the California Corporations Code executed in the partnership name by Presley Homes alone and Presley Homes alone may enter into covenants and agreements with governmental agencies and public utilities which may encumber the partnership’s real property, or execute and record covenants, conditions, restrictions and easements on the partnership’s real property, or execute and record tract maps and parcel maps in the partnership name.

9. This Amended Statement of Partnership of Carmel Mountain Ranch supersedes the Statement of Partnership of Shapell-Carmel Mountain East Partnership, as amended as set forth in Paragraph 4 of this Amended Statement of Partnership of Carmel Mountain Ranch. -

Dated: March 4, 1996

CARMEL MOUNTAIN RANCH, a California corporation

By: PRESLEY HOMES, a California corporation

By: /s/ David M. Siegel

David M. Siegel

Senior Vice President and

Chief Financial Officer

By: /s/ Nancy M. Harlan

Nancy M. Harlan

Senior Vice President and General Counsel

By: PRESLEY CMR, INC., a California corporation

David M. Siegel

Senior Vice President and

Chief Financial Officer

By: /s/ Nancy M. Harlan

Nancy M. Harlan

Senior Vice President and General Counsel

VERIFICATION

The undersigned, each for itself, declares:

It is a partner in the partnership named in the foregoing Amended Statement of Partnership of Carmel Mountain Ranch.

It has read the foregoing Amended Statement of Partnership of Carmel Mountain Ranch, knows the contents thereof, and the same is true of its own knowledge.

The undersigned declare under penalty of perjury that the foregoing is true and correct and that this declaration was executed on the date and at the place indicated beside each signature.

Executed on March 4, 1996 at Newport Beach, California PRESLEY HOMES, a California corporation

By: /s/ David M. Siegel

David M. Siegel

Senior Vice President and

Chief Financial Officer

By: /s/ Nancy M. Harlan

Nancy M. Harlan Senior

Vice President and General Counsel

Executed on March 4, 1996 at Newport Beach, California PRESLEY CMR, INC., a California corporation

By: /s/ David M. Siegel

David M. Siegel

Senior Vice President and

Chief Financial Officer

By: /s/ Nancy M. Harlan

Nancy M. Harlan Senior

Vice President and General Counsel

STATE OF CALIFORNIA )

) ss:

COUNTY OF ORANGE )

On this 4th day of March, 1996, before me, Brenda G. Roberge, personally appeared David M. Siegel and Nancy M. Harlan personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Brenda G. Roberge

Brenda G. Roberge

STATE OF CALIFORNIA )

) ss: COUNTY OF ORANGE )

On this 4th day of March, 1996, before me, Brenda G. Roberge, personally appeared David M. Siegel and Nancy M. Harlan personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Brenda G. Roberge

Brenda G. Roberge

AMENDMENT TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT

OF CARMEL MOUNTAIN RANCH

This AMENDMENT TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF CARMEL MOUNTAIN RANCH is made and entered into as of the 29th day of December, 1992, by and between THE PRESLEY COMPANIES, a California corporation, HOME CAPITAL CORPORATION, a California corporation, and HUMBOLDT FINANCIAL SERVICES CORP., a California corporation.

The parties who are all of the partners of Carmel Mountain Ranch, a California general partnership, hereby agree to amend the Amended and Restated Partnership Agreement of Carmel Mountain Ranch dated September 30, 1983, as follows:

1. The following shall be added as Article VII, Section 7.9:

“7.9 Continuation of Partnership. The partnership shall not dissolve or terminate on any partner’s death, permanent physical or mental disability, or retirement or voluntary withdrawal from the partnership, but its business shall continue without interruption and without any break in continuity. On the death, disability, or retirement or voluntary withdrawal from the partnership of any partner, the others shall not liquidate or wind up the affairs of the partnership, except as otherwise provided in this agreement, but shall continue to conduct the partnership under the terms of this agreement with any successor or transferee of the deceased or withdrawn partner.”

Except as expressly amended herein, the Amended and Restated Partnership Agreement of Carmel Mountain Ranch dated September 30, 1983, shall remain in full force and effect.

THE PRESLEY COMPANIES, a California corporation

By: /s/ David M. Siegel

David M. Siegel

Senior Vice President and

Chief Financial Officer

By: /s/ Nancy M. Harlan

Nancy M. Harlan

Senior Vice President and

General Counsel

HOME CAPITAL CORPORATION, a California corporation

By: /s/ Everett S. Covington

Name: Everett S. Covington

Its: President

By: /s/ Alan Rouse

Name: Alan Rouse

Its: Special Representative

HUMBOLDT FINANCIAL SERVICES, a California corporation

By: /s/ Everett S. Covington

Name: Everett S. Covington

Its: President

By: /s/ Alan Rouse

Name: Alan Rouse

Its: Special Representative

ASSIGNMENT OF PARTNERSHIP INTERESTS

For a valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PRESLEY COMPANIES, a California corporation, a partner of CARMEL MOUNTAIN RANCH, a California partnership, existing and operating pursuant to the Amended and Restated Partnership Agreement of Carmel Mountain Ranch dated September 30, 1983 (the “Partnership”), does hereby assign, sell and transfer one half (1/2) its right, title and interest in the Partnership to PRESLEY CMR, INC., a California corporation, effective December 31, 1992; including, without limitation, a twenty five percent (25%) interest in the profits, losses and capital of the Partnership.

Dated: December 31, 1992

THE PRESLEY COMPANIES, a California

corporation

By: /s/ David M. Siegel

David M. Siegel

Senior Vice President and

Chief Financial Officer

By: /s/ Nancy M. Harlan

Nancy M. Harlan Senior

Vice President and General Counsel

The undersigned hereby accepts the above assignment and agrees to carry out all of its obligations as a partner of the Partnership and accepts, adopts and agrees to be bound by the Amended and Restated Partnership Agreement of Carmel Mountain Ranch dated September 30, 1983.

Dated: December 31, 1992

PRESLEY CMR, INC., a California

corporation

By: /s/ David M. Siegel

David M. Siegel

Senior Vice President and

Chief Financial Officer

By: /s/ Nancy M. Harlan

Nancy M. Harlan Senior

Vice President and General Counsel

The undersigned hereby acknowledge and consent to the above assignment and to the admission of PRESLEY CMR, INC., to the Partnership as a general partner.

Dated: December 31, 1992 HOME CAPITAL CORPORATION, a California corporation

By: /s/ Everett S. Covington

Name: EVERETT S. COVINGTON

Its: PRESIDENT

By: /s/ Alan Rouse

Name: ALAN ROUSE

Its: SPECIAL REPRESENTATIVE

Dated: December 31, 1992 HUMBOLDT FINANCIAL SERVICES CORP., a California corporation

By: /s/ Everett S. Covington

Name: EVERETT S. COVINGTON

Its: PRESIDENT

By: /s/ Alan Rouse

Name: ALAN ROUSE

Its: SPECIAL REPRESENTATIVE